Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Three
                                  Months
                                  Ended          Years Ended December 31
                                  Mar. 31, -----------------------------------
                                  2006      2005   2004   2003   2002   2001
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $ 19.8   $ 64.7 $ 69.0 $ 69.6 $ 66.5 $ 70.0
Interest capitalized during
  the period                         2.9     15.0   16.3   14.5   13.9   11.8
Amortization of debt issuance
  expenses                            .9      3.4    3.5    3.8    2.6    2.7
Portion of rental expense
  representative of interest        15.2     60.9   61.6   55.2   53.0   53.9
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges             38.8    144.0  150.4  143.1  136.0  138.4
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes    (35.2)  (170.9) (76.0) 380.5  332.8  (73.0)
Add (deduct) the following:
 Share of loss (income) of
  associated companies               4.2     (7.2) (14.0) (16.2)  14.2   (8.6)
 Amortization of capitalized
  interest                           3.2     12.9   11.7   10.2    8.8    5.4
                                   ------  ------ ------ ------ ------  -----
    Subtotal                       (27.8)  (165.2) (78.3) 374.5  355.8  (76.2)
                                   ------  ------ ------ ------ ------  -----

Fixed charges per above             38.8    144.0  150.4  143.1  136.0  138.4
Less interest capitalized during
  the period                        (2.9)   (15.0) (16.3) (14.5) (13.9) (11.8)
                                   ------  ------ ------ ------ ------ ------
Total earnings (loss)              $ 8.1   $(36.2)$ 55.8 $503.1 $477.9 $ 50.4
                                   ======  ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                             *       *     *      3.52   3.51    *
                                   ======  ====== ====== ====== ======  =====

* Earnings for the three months ended March 31, 2006 and for the years ended December 31, 2005, 2004 and 2001 were inadequate to cover fixed charges by $30.7 million, $180.2 million, $94.6 million and $88.0 million, respectively.